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                                                                    Exhibit 99.1

                                                                    Schlumberger


             Second Quarter 2002 Results - Supplemental Information

A)       Schlumberger Limited

Q1) What was the Q2 effective tax rate and what do you expect the effective tax rate to be for the year?

         We believe that the effective tax rate percentage will remain in the mid 20's. The Q2 effective tax rate was 26% compared to 24% in Q1 2002 (before the provision for Argentina) and 26% in Q2 2001. These percentages are before unusual items and amortization of goodwill and assembled work force.

Q2)      Why did your liquidity deteriorate in Q2?

         Liquidity in the quarter dropped $435 million due mainly to a $392 million translation effect from the strengthening of the European currencies.

Q3)      What is the liquidity objective for Schlumberger?

         Net debt has risen from $5,384 million to $5,819 million primarily due to the translation of mostly European debt. Schlumberger continues to target debt reduction leading to a net debt to capitalization ratio of approximately 30% by year-end 2003. Schlumberger is actively implementing its programmed divestiture of non-core businesses. This will continue, however there may be delays due to the current market environment.

Q4)      How much off-balance sheet financing was outstanding at quarter end?

         Customer receivables securitization at June 30 was $168 million, down from $209 million in quarter 1, 2002. However, we have no continuing interest in these receivables.

Q5) What is the difference between OFS pretax income and the sum of the four business Areas?

         The main difference comes from headquarters projects and costs, which were partially offset by the income of Schlumberger Network Solutions.

Q6) What is the difference between the SchlumbergerSema pretax income and the business Areas?

         Headquarters' costs make up the fundamental difference and these are not allocated to the Areas.

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Q7)      What is the difference between Schlumberger pretax income and the pretax income of the business segments including income from `Other' activities?

         Major items include headquarters expenses, interest expense and income, interest on postretirement benefits, amortization of identifiable intangibles and currency exchange gains and losses.

Q8)      What is the present guidance on full year 2002?

         Capex: $1.4 - $1.5 billion
         Multiclient: $350 - $400 million
         Depreciation and amortization: $1.4 - $1.5 billion (excluding Multiclient seismic)

Q9)      What is the comparative amortization of intangibles?

         FASB # 142 was effective January 1, 2002. Amortization of goodwill and assembled work force has stopped. Q2 2002 includes after tax amortization of other identifiable intangibles of $13 million compared to $12 million in Q1 2002.

Q10)     What is the timeframe for the IPO of NPTest?

         The organization is in place and a draft registration statement on Form S1 has been filed with the SEC. However we are intent on waiting until investors regain confidence in the market in general, particularly the Semiconductor equipment sector. Given today's environment this may take some time, however, we remain optimistic that it could occur this year.

Q11) What measures does Schlumberger take to hedge/protect against currency fluctuations?

         The policy of Schlumberger is to hedge against potential unrealized gains and losses on translation of monetary assets except where the cost of hedging is high. Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in currencies other than the functional currency of the individual businesses. Currency exchange losses in the second quarter were $5 million compared to a gain of $8 million in the first quarter.

Q12)     What has been the impact of the recent $US decline?

         Schlumberger businesses, particularly Oilfield Services, operate principally in $US with limited exposure to Organization for Economic Cooperation & Development (OECD) currency fluctuations. Overall, when the $US weakens against European currencies, consolidated revenues increase, particularly in SchlumbergerSema, and there is a small negative effect on consolidated net income. This is because higher Oilfield Services expenses and interest expenses in European currencies are not fully offset by the incremental margin from the SchlumbergerSema segment.

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Q13)     Given the recent worries concerning Brazil, what is the plan to reduce exposure?

         Options to reduce exposure are being evaluated. Beyond accelerated collection of the receivables, we will either borrow in local currency to balance the net exposure, or hedge the outstanding asset.

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B)       Oilfield Services

Q14)     What is the general outlook for the Areas in terms of activity?

         Lowering of the second-half-year oil demand estimates by the IEA, together with the OPEC decision to maintain current quotas indicate that demand and supply are probably close to balance. With international activity remaining firm, and consequent production increases in non-OPEC areas such as the former Soviet Union being absorbed by the market, we believe that the fundamentals are unchanged. We are therefore cautiously optimistic that activity will increase steadily later this year and into next provided the global economies gain momentum.

         North America (NAM)

         Rig counts (excluding Canada) showed some modest improvements sequentially, (land up by 7.5% and offshore up by 4.9%), which reflects the current concern over depletion of gas fields. However, the big question in North America is the sustainability of gas pricing. If commodity prices stabilize and/or improve above current levels, the North America rig count should continue to build slowly through Q3 led by Canada's seasonal activity and very modest improvements in US Land and the shelf area of the Gulf of Mexico (GOM). Deepwater GOM should remain stable with the possibility of small improvements. There has been no change in gas fundamentals as far as supply is concerned. Storage levels are high and at these levels there may be some softening in activity in the short term. Going forwards, weather patterns will largely dictate the level of injection but by Q4, with the onset of winter, clearer estimates of demand will emerge.

         Latin America (LAM)

         Continued softness in Argentina is expected to remain till year-end. This is the result of a combination of lackluster domestic demand coupled with national economic and fiscal problems. No improvement is anticipated in the short term and social unrest may give rise to periods of reduced activity. Venezuela is hampered by political uncertainty and low investor confidence. However, domestic and international demand for gas is very robust and interest from the international E&P companies remains high.

         Europe/CIS/West Africa (ECA)

         Continued investment in Nigeria, West Africa, the Caspian and Russia has driven activity growth in this Area. Revenues are up by 17% year-to-date over the same time frame in 2001. Investment in Russia and the Caspian is expected to continue, however this may be offset by a general slowdown in activity in the North Sea as the majors evaluate the impact of the new UK tax legislation. Activity in Africa should continue to improve, however, there may be some `quota' implications in Nigeria, which, in the

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         absence of increased global demand, may inhibit further development activities.

         Middle East & Asia (MEA)

         Despite growing political concerns in the region revenue in this area has increased 19% year-to-date over the same time frame in 2001. In the absence of further socio-political unrest, activity levels should continue to improve throughout the year as business in China and the UAE increases and Asia continues to recover.

Q15)     What is the status of deepwater activity in the Gulf of Mexico?

         Deepwater activity has proven to be relatively immune to the North American cycle and should continue in this vein. Investment commitments are made over the long-term and current-day commodity prices have minimal impact on activity. The ability to identify prospects and geological success will continue to be the primary driver over the medium to long-term.

Q16) Which technology segments have seen the greatest pricing erosion or stability in North America this quarter?

         Pressure pumping pricing has not recovered as activity in US Land and Canada remains somewhat depressed. Wireline pricing has held firm in deepwater Gulf of Mexico and Drilling & Measurements (D&M) pricing has recovered strongly and should continue gaining momentum as the year progresses.

Q17)     Which technology segments have seen the greatest improvement this year?

         Despite the US market slowdown in the first half of this year, Well Completion Services (WCP) and D&M continue to grow as new technologies are introduced into the market and/or market share improves. WCP revenues were up 12% YTD on the strength of improved positioning in completions coupled with gains from new perforating and sand prevention technologies. D&M revenues were up 7% YTD due to continued robust growth and pricing improvements in rotary steerable (PowerDrive*) and market share gains in DD, MWD, and LWD.

Q18)     How is the non-US pricing environment?

         Outside of North America pricing has held up well. We do not see pricing deteriorating given the moderate increases in activity expected this year.

Q19) How many boats have been fitted with the Q*-system to date, and how many are forecast for 2002?

         The Q-Marine fleet remains at four high-capacity vessels, towing an average of 60km of streamers each. There are no plans to equip additional vessels with Q technology in 2002.

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Q20)     Where are the growth areas in marine seismic?

         Marine Activity is up 17% overall, with increases in MEA, ECA and LAM partially offset by a decrease in North America. Growth was seen from sea floor operations in the Caspian where the crew is averaging twice 2001's productivity, and the North Sea, where Q-Marine is being used for several surveys. There has also been an upturn for third party, reservoir oriented 3D.

Q21)     Where are the main growth areas in land seismic?

         The Middle East remains the core of WesternGeco land operations, with multiple long-term contracts. One such contract was extended during the quarter for an additional 12 months.

Q22)     What is the current size of the WesternGeco multiclient library?

         The net book value of the multiclient library as of June 30, 2002 was $1,145 million.

Q23)     Where are the main areas of multiclient sales strength?

         Worldwide, the Gulf of Mexico is the largest market for multiclient license sales due to the large number of players and the small block sizes.

Q24) What were multiclient sales in the quarter and what was the cost of sales?

         Multiclient revenues were $86 million during the quarter including $32 million of surveys with zero book value. The charge to cost of goods sold was $35 million for the quarter.

Q25) What is the current growth in Schlumberger IT services offerings within the E&P industry?

         We expect to achieve double digit growth in 2002 primarily based on the introduction of network-leveraged offerings (LiveQuest*, DeXa.Net), the deployment of security solutions (DeXa.Badge) and the outsourcing of IT infrastructure and data management. In 2003 we expect to accelerate the synergies and contributions from the world-class system integration offerings of SchlumbergerSema as we rollout expertise in the GeoMarkets.

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C)       SchlumbergerSema

Q26)     What is the utilization ratio of SchlumbergerSema?

         Utilization ratio represents the percentage of our professionals' time spent on billable work. We plan and manage our headcount to meet the anticipated demand for our services. In the second quarter, the utilization ratio of SchlumbergerSema was on average 77%.

Q27) How is the SchlumbergerSema cost reduction program progressing? What are the annualized savings to date?

         SchlumbergerSema exceeded its cost-savings plan by $8 million achieving $148 million in indirect cost synergies. Direct headcount cost cutting is also being achieved according to the activity level in each one of the market segments and GeoMarkets. Our ongoing cost management strategy will continue to evolve as we continue to match our cost base to expected activity levels.

Q28)     What is the outlook for the remainder of 2002?

         We expect the third quarter to exhibit typical seasonal weakness in Europe. We expect to observe an improvement in demand during the fourth quarter of this year. However, we do not expect a material rebound in demand for IT consulting and systems integration services to emerge prior to the second half of 2003. Activity in the managed services market, in particular the Public Sector, is likely to remain relatively firm for the remainder of the year. However, pricing pressure should remain intense. The demand for smart cards is likely to maintain its upward trend especially in banking cards in Europe and mobile communications and IT security cards worldwide. The pricing for smart cards has bottomed and is poised to stabilize during the remainder of the year.

Q29) Given the weaker IT environment, do the previously stated goals of 20% top line growth and 10% IBT for 2003 remain?

         Given the current slump in IT spending, we have been forced to lower our projections for 2002. We believe that we can grow the business in 2003, particularly with the synergies we are already experiencing with Oilfield Services, however it will be from a lower revenue base. Profitability will continue to improve as we look to accelerate synergies and cost savings.

Q30)     What are included in `Volume Products'?

         Smart cards; terminals for point-of-sale (POS) and parking and mass transit terminals make up these products.

Q31)     How large is the SchlumbergerSema backlog or book-to-bill ratio?

         SchlumbergerSema book-to-bill ratio grew by 10.7% sequentially (from
         1.03 in the first quarter to 1.14 in the second quarter) mainly attributable to

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         our strong bookings in the UK in public sector and to the appreciation of the euro against the US dollar.

Q32)     What is the revenue breakdown for the business segments?

         Public Sector segment revenue was $135 million representing a sequential decrease of 3%.

         Telecommunications segment revenue was $128 million representing a sequential increase of 2%.

         Energy and Utilities segment revenue was $127 million being flat sequentially.

         Finance segment revenue was $87 million representing a sequential increase of 2%.

         Transport segment revenue was $42 million representing a sequential increase of 5%.

Q33)     What is the positioning of SchlumbergerSema in the consulting business?

         We are not positioning ourselves as "strategy consultants" in the traditional sense. We are not a company helping our customers to define their business strategy. We are helping them define or transform their business processes, and define the IT needs to support them. Our consulting practice focuses on markets where we have deep experience; telecommunications, energy & utilities, finance, transport and the public sector. We focus on every stage of our customers' transformation processes that are essential to their business performance, from strategic planning to the implementation of large-scale complex enterprise systems.

Q34) Are you seeing any positive signs of growth in the telecommunications sector?

         Growth in messaging services continues, specifically in Europe, Asia and South America. In addition, we have experienced an increase in outsourcing contracts for billing services with large, well-established operators. SchlumbergerSema Telecommunications revenue, bookings and pre-tax income closed the first half of the year higher than last year despite the substantial downturn in the industry. However, the telecommunications industry is still feeling the effects of over spending and global macro-economic sluggishness.

Q35)     What is the positioning of SchlumbergerSema in North America?

         The commitment of SchlumbergerSema to the North American market has always been strong. The US is the largest market in the world for IT Services with approximately 50% of worldwide total spending. SchlumbergerSema has been investing heavily in building a local

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         organization to address this market. Our main focus is in smart cards, utilities and telecommunications. We expect to experience better than average top-line growth and significant improvement in pre-tax income as the organization gains traction and the global slump in IT spending recovers.

Q36)     How is the SchlumbergerSema outsourcing business progressing?

         We have seen an increase in bidding activity for outsourcing projects as a reflection of the economic downturn as customers look to reduce operational costs and maximize business performance. However, the sales cycle of larger outsourcing contracts can be quite a long process.

Q37)     How big is your managed services business?

         SchlumbergerSema leverages its technology expertise to provide a wide range of critical services such as help desks, data centers, business continuity centers, network infrastructure outsourcing and connectivity. The managed services practice represents about one third of our total business with a special predominance in the UK and North America.

         While current economic conditions have caused some clients to reduce or defer their expenditures for consulting services and systems integration, SchlumbergerSema has achieved double digit year-on-year growth in its managed services practice.

Q38)     What are SchlumbergerSema revenue recognition practices?

         The SchlumbergerSema segment recognizes revenue and profit as work progresses on long-term, fixed price contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. Schlumberger follows this method since reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made. Recognized revenue and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. Losses on long-term contracts are provided for when such losses are known and reasonably estimated.

         The SchlumbergerSema segment recognizes revenue from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Whether the fee is fixed and determinable is assessed based on the payment terms associated with the transaction. Collection is assessed based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer.

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         For sales either a binding purchase order, signed license agreement or a written contract is used as evidence of an arrangement.

         Revenue for maintenance services is recognized ratably over the contract term. The training and consulting services (time and materials) are billed based on hourly rates, and revenue is generally recognized as these services are performed.

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         * Mark of Schlumberger

This question and answer document, the second quarter 2002 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, conditions in the oilfield service business, benefits from contract awards, future results of operations, pricing recovery, and cost reductions and improvements in the performance of SchlumbergerSema. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy, changes in exploration and production spending by major oil companies, including our expectations for renewed growth in gas drilling and the sustainability of gas pricing in NAM; continuing customer commitment to certain key oilfield projects, and continued growth in Schlumberger IT Services for E&P industry; general economic and business conditions in key regions of the world, including potential currency and business exposure in Argentina and Brazil; changes in business strategy, economic, competitive and technological factors affecting markets, services, and prices in SchlumbergerSema businesses including its ability to accelerate synergies with Oilfield Services and to increase cost savings; uncertainties created by deregulation in the utility industry particularly in NAM and the extent and timing of utilities' investment in integrated solutions to utility management; continuing customer commitment to key long-term services and solutions contracts in our SchlumbergerSema businesses; a reversal of the weak IT environment and a significant increase in IT spending; the extent and timing of a recovery in the telecommunications industry; an increase in the pricing of and a growth in the demand for smart cards in e-commerce and network and Internet-enabled solutions; Schlumberger's ability to meet its identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures, and other factors detailed in our second quarter 2002 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.